INTERACTIVE SERVICE AGREEMENT
                                (GAMING CHANNEL)

      This  Interactive  Service  Agreement  (the  "AGREEMENT"),   is  made  and
effective as of this 6th day of November, 2003, by and between

(1) ZONE4PLAY INC. ("PROVIDER"), having a principal place of business at 103 Foulk Road, Suite 202, Wilmington, Delaware 19803, USA.

And;

(2) RCN TELECOM SERVICES OF ILLINOIS, LLC ("NETWORK"), having a principal place of business at 105 Carnegie Center, Princeton, NJ 08540.

                                    RECITALS

A. Network operates a video programming service in the USA and desires to offer its customers an interactive programming service consisting of an interactive menu and a games package including casino games (hereinafter the "SERVICE") as outlined in Exhibit A; and

B. Provider desires to provide the Service and the application software (the "SOFTWARE Application") as outlined in Exhibit A to Network necessary to run the Service on NDS HTML Core middleware platform;

      NOW, THEREFORE, in consideration of the mutual promises and the covenants hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Provider and Network agree as follows:

1.    RIGHTS.

      (a) Provider hereby grants to Network the non-exclusive right to distribute the Service to customers of Network ("NETWORK SUBSCRIBERS") within THE Territory as specified in Exhibit B (the "TERRITORY"). The rights granted to Network hereunder shall include the right to offer the Service and the option to set a retail price as provided for under the terms of this Agreement and as referred to in Exhibit B.

      (b) Provider grants to Network under the terms and conditions of this Agreement, a non-exclusive license to: (i) install the Software Application on any equipment, or in a set-top box capable of receiving digital cable services (a "Digital Box ") necessary to enable the receipt, decoding and use of the Service by Network Subscribers; (ii) use the Software Application as provided for elsewhere in this Agreement; and (iii) if applicable, authorize others to use the Software Application in connection with their purchase, lease or use of a Digital Box.

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2.    TERM. Unless earlier  terminated  pursuant to the terms of this Agreement, this Agreement shall commence on the date first written above and shall continue for three (3) years (the "TERM") from the date the Service is first delivered by Network to subscribers on a commercial basis. Network shall launch Provider's application not later than 1 (one) month from the acceptance and completion of all testing to the complete satisfaction of Network.

3.    DELIVERY AND DISTRIBUTION OF THE SERVICE.

      (a) Subject to the acceptance and completion of all testing to the complete satisfaction of Network, Network shall, at its sole cost and expense, transmit the Service, to the Network Subscribers. Network shall determine how to package the Service. Network
            Subscribers who receive the Service shall be known as "SERVICE SUBSCRIBERS"

      (b) Service Integrity. Provider agrees to deliver the Service to Network's facility as directed by Network, error free. Any errors in the Service shall be corrected by Provider at no cost to Network in accordance with the SLA provided hereunder and referred to as Exhibit C.

      (c)   Technical Contact. See Exhibit A.

4.    DEVELOPMENT OF THE SOFTWARE APPLICATION.

      (a) Provider shall deliver Software Application that meets Network's standard application development guidelines.

      (b) Provider shall provide Network the Software Application prior to launch of the Software Application for testing and approval. Provider shall provide Network notice of all Software Application changes and versions in a timely manner, but in no event later than such notice is provided to other networks to whom the Software Application is provided.

5.    FEES; PAYMENTS; AUDIT RIGHTS.

      5.1   CONSIDERATION

            In consideration for Provider's Software Applications, Network shall pay Provider as follows: 5.1.1 for an initial `package' of Casino Games, as defined in Exhibit A, that Network shall receive from Provider, Network shall pay Provider the sum of US$95,000.

                  5.1.1.1 of the above sum of US$95,000 - 50% shall be paid upon the signing of this agreement, an additional 30% at the successful completion of testing of Phase I Software Application, an additional 10% at the successful completion of testing of Phase II Software Application, the final 10% at the successful completion of testing of Phase III Software Application,


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            5.1.2 for  maintenance  and  support  provided  for the  Service  by
                  Provider pursuant to this Agreement and it's exhibits, Network shall pay Provider the sum of US$6,000 annually.

                  5.1.2.1 of the above  maintenance fee of US$6,000 - the sum of
                          US$3,000 shall be due upon the commercial launch of the Service the remainder US$3,000 shall be paid following 12 months of active commercial service, (the first "Service Year"). Balances due against payments for each subsequent Service Year shall be paid at the end of each such Service Year. In addition, maintenance shall include unlimited changing of versions to work with the NDS Core software provided that in no event should functionality of the service be diminished or less than that provided to any other network.

            5.1.3 Provider  shall  offer any new game(s) to Network at an agreed upon price which shall be no greater than the price charged to other networks. Network shall pay for any new game(s) upon acceptance of game(s) following successful testing. Any new game(s) shall be included under the maintenance arrangement set forth in this Agreement at no additional cost to Network

      5.2   SERVICE REVENUES.

            (a) "Reporting Period" means the period of one calendar month, as such Reporting Period may change from time to time by mutual agreement of the parties.

            (b) "Service Revenues" for a particular Reporting Period shall be calculated according to Exhibit B.

            (c) "Audit Rights." In order to verify the compliance with or determine whether full effect has been given to the provisions of this Agreement, Provider shall have the right, during the Term and for one (1) year thereafter, to use an independent auditor to inspect and audit at the offices of the audited party during normal business hours all relevant books and records, upon reasonable written notice to Network, of not less than thirty days. Provider's right to perform such audit shall be limited to once in any consecutive twelve (12)-month period. All audits shall be subject to the confidentiality provisions set forth in Section 13 below. In the event of an undisputed discrepancy between Service Revenues paid and Service Revenue owed Network shall reimburse Provider for its reasonable audit costs. Any claims not brought within 90 days of the completion of Audit fieldwork shall be deemed waived.


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      5.3   SERVICE  REVENUE SHARE.  Further to the fees detailed in Exhibit B', the parties agree to split the Service Revenues. Network shall be entitled to retain Fifty percent (50%) of collected gross Service Revenues net of local, state and federal taxes and any applicable franchise fees ("Taxes"), other than Taxes calculated on the basis of net income, and Provider shall be entitled to retain Fifty percent (50%) of such Service Revenues from the previous Reporting Period. For avoidance of doubt, Provider shall receive an amount that is not less than 50% of the Retail Price.

      5.3A SERVICE SUBSCRIBER PRE-REGISTRATION FEE. Network shall pay the Provider pre-registration fee for each Subscriber according to section (b) of Exhibit B (Price Schedule).

      5.4   RETAIL/COMMERCIAL   PRICES  OF  SERVICE.  The  retail  price  for  a
            single-family  residential  subscription  to the  Service as well as commercial establishments (public and private) and bulk-billed consumers shall, from time to time, be established by Network, upon its acquaintance with the local market. (the "RETAIL PRICE" and "COMMERCIAL PRICE"), as set forth in the Retail Price, Bulk Billed Price/Rate Schedule, attached hereto and incorporated herein, identified as Exhibit B.

      5.5 LATE PAYMENTS AND DUE DATES. (a) Provider's share of Service Revenues accrued during a given Reporting Period shall be paid by Network no later than Thirty (30) days after the end of the calendar month in which the Reporting Period ends.

      (b) Any Payment not made within thirty (30) days after it is due shall accrue interest at the rate of one percent (1%) per month, compounded monthly from the date such amount is due, until paid in full.

6.    PAYMENT AND REPORTS

Within thirty (30) days after the end of the calendar month in which the relevant Reporting Period ends, Network shall remit payment to Provider in US dollars to Provider's principal place of business pursuant to Section 5.3 above and Exhibit B and shall supply to Provider reporting reasonably necessary to calculate and substantiate such payments. All payments shall be made based on average counts calculated by adding the relevant count as of the beginning of the month to the relevant count as of the end of the month and dividing the resultant sum by two. Network reporting shall include; (i) the total number of Network Subscribers as of the first and last day of the relevant Reporting Period, (ii) the total number of Service Subscribers as of the first and last day of the relevant Reporting Period and (iii) if applicable, the total number of Service Subscribers as of the first and last day of the relevant Reporting Period who are paying a Retail Price for the Service, and the Retail Price paid by such Service Subscribers, and (iv) if applicable, the total number of Commercial Subscribers as of the first and last day of the relevant Reporting Period who are paying a Retail Price for the Service, and the Retail Price paid by such Commercial Subscribers. Provider may not employ such information for its own purposes, without the prior written permission of Network which may be granted by Network at its discretion.


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7.    MARKETING; SALES; AND ADVERTISING.

      (a) Network shall be responsible for receiving and processing orders for the Service, billing and collecting payment, if any, from Service
      Subscribers, and the authorization and de-authorization of Network Receivers to receive the Service. Network shall market and promote the Service in a similar manner as it markets and promotes other services. The parties may use each other's trademarks to market the Service to customers upon the prior written consent of the other party.

      (b) Press Releases. Both parties shall work in agreement to generate favorable PR for the service. Both parties shall inform the other of intended PR.

      (c) Both parties will work to attract sponsorship and advertising to the Service. Both parties shall be entitled to sell such sponsorship and advertising subject to the prior written consent of the other. The parties shall be entitled to the revenue generated by such sale of sponsorship and/or advertising in accordance with Exhibit B.

8.    INTELLECTUAL PROPERTY RIGHTS

All rights, title and interest, including Intellectual Property Rights, in the Software Application belong to Provider. Network shall not acquire or claim any right or title to any of the foregoing by virtue of the rights granted under this Agreement. All rights, title and interest, including Intellectual Property Rights, in the Software Application and/or source code, which belongs to Provider. Network shall not acquire or claim any right or title to any of the foregoing by virtue of the rights granted under this Agreement. Network warrants that it shall not make use of the said Intellectual Property and/or source code for any purpose other than that mentioned herein. Network further warrants that it shall during the Term and at all times thereafter treat all of Provider's intellectual property as strictly confidential, and will not directly or indirectly disclose such intellectual property or directly or indirectly use, or permit any others to use, any such intellectual property for any purpose. Furthermore, Network shall secure, protect and preserve reasonable security and confidentiality measures and procedures in safekeeping the Intellectual Property and source code and/or all other confidential information related thereto.

9.    REPRESENTATIONS AND WARRANTIES.

(a) Mutual Representations, Warranties and Covenants. Each party represents and warrants to the other that (i) it is duly organized, validly existing and in good standing under the laws of the state under which it is organized, (ii) it has the power and authority to enter into this Agreement and to perform fully its obligations hereunder; (iii) it is under no contractual or other legal obligation that shall in any way interfere with its full, prompt and complete performance hereunder; (iv) the individual executing this Agreement on its behalf has the authority to do so; (v) it presently has and will continue to have at all times during the Term all rights necessary to grant to the other party the right to use it's trademarks, service marks, logos and related trade usages as permitted hereunder; and (vi) the obligations created by this Agreement, insofar as they purport to be binding on it, constitute legal, valid and binding obligations enforceable in accordance with their terms.


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

(b) Representations, Warranties and Covenants as to Content. Provider represents, warrants and covenants to Network that: (i) Provider presently has and will continue to have at all times during the Term all rights necessary to grant Network the rights contracted for by Network under this Agreement, including without limitation the rights to transmit, transport and otherwise distribute the Service and the rights to activate and deactivate subscriptions to the Service; (ii) the Service and/or Software Application shall not contain any material which violates or infringes any patent, copyright, right of privacy, literary or dramatic right or any other intellectual property right of any person or entity; (iii) the Service content will not violate any gambling or gaming laws; and (iv) Provider presently is and will remain at all times during the Term in full compliance with all applicable local, state and federal laws, rules and regulations, including but not limited to import/export laws.

(c) The representations, warranties and covenants contained in this Section 9 shall continue throughout the Term and the indemnities shall survive the termination of this Agreement, regardless of the reason for such termination.

10. INDEMNIFICATION.

(a) Network shall indemnify and hold harmless each of Provider, its Affiliates, Subsidiaries, Parent Company and the directors, officers, employees and agents of such entities (collectively, the "Provider Indemnities") from, against and with respect to any and all claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees) incurred in connection with any claim against the Provider Indemnities arising out of: (i) the breach or default of any of Network's representations, warranties, covenants, obligations or duties hereunder; and (ii) Network's advertising and marketing of the Service.

(b) Provider shall indemnify and hold harmless Network, its Affiliates, Subsidiaries, Parent Company and the directors, officers, employees and agents of such entities (collectively, the "NETWORK INDEMNITIES") from, against and with respect to any and all claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees) incurred in connection with any claim against any of the Network Indemnities arising out of: (i) the breach or default of any of Provider's representations, warranties, covenants, obligations or duties herein; (ii) an allegation that all or any part of the Service and/or Software Application, and Network's receipt, use and delivery of the Service and/or Software Application in accordance with the terms and conditions of the Agreement, violates or infringes any trademark, copyright, patent, right of privacy or literary or dramatic right or any other intellectual property right of any person or entity; (iii) a charge by any third party that the Service violates any Federal State or local gaming law, and (iv) any other representation and warranty included in paragraph 9 above.

(c) Should either party wish to assert a claim for indemnification, such party shall do so by promptly notifying the other party in writing of such claim. The indemnifying party shall undertake the defense of any such claim or action and permit the indemnified party to participate therein at the indemnified party's expense. The indemnified party, at the indemnifying party's cost, will cooperate fully with the indemnifying party in such defense of any such claim. The settlement of any such claim or action by an indemnified party, without the indemnifying party's prior written consent, shall release the indemnifying party from its obligations hereunder with respect to such claim or action so settled. The indemnities contained in this Section 10 shall continue throughout the Term and shall survive the expiration or termination of this Agreement for any reason whatsoever indefinitely.


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11. TERMINATION.

Either party may terminate this Agreement upon the occurrence of any of the following events of default, provided that such default is not cured within thirty (30) days: (i) the other party has made any material misrepresentation;
(ii) the other party is in breach or default of any representation, warranty, covenant, duty or obligation hereunder; (iii) the other party becomes insolvent or seeks relief under any insolvency statute, is placed in receivership or liquidation, or makes any assignment for the benefit of creditors; (iv) the other party, for more than twenty (20) consecutive days, fails to maintain operations as a going business; or (v) the other party falsifies any documents, records or reports required hereunder or engages in or commits any fraud or illegal action in connection with this Agreement. In addition, Network may terminate this Agreement in the event that Provider fails to maintain the Service Level Agreement as outlined in Exhibit C. The right of a party to terminate this Agreement in any such instances shall be in addition to any other rights or remedies it may have under this Agreement, at law, in equity or otherwise. Upon termination of this Agreement, Network shall cease any use, distribution or solicitation with respect to the Software Application governed by this Agreement. Further, it shall return all confidential information including any Intellectual Property provided to it in trust and all confidential information related thereto, and the Software Application of Provider within 14 days of termination and upon written notice from Provider.

12. NOTICES.

Except as otherwise expressly set forth herein, any notices to be given pursuant to this Agreement ("Notice") shall be in writing, signed by the party issuing them, and sent by: (i) facsimile transmission; (ii) first class certified mail, postage prepaid; or (iii) overnight courier service, charges prepaid, to the party to be notified, addressed to such party at the following address, or sent by facsimile to the following fax number, or such other address or fax number as such party may have substituted by notice given to the others in accordance with this Section. The sending of such notice with confirmation of receipt thereof (in the case of facsimile transmission) or receipt of such notice (in the case of delivery by certified mail or by overnight courier service) shall constitute the giving thereof:

If to Provider:   Zone4Play
                  3B Hashlosha Street
                  Tel Aviv, 67060, Israel
                  Attn: Mr. Erez Lahav
                  Fax No.: 011 972 3 537 9429

If to Network:    RCN Telecom Services of Illinois, LLC
                  105 Carnegie Center
                  Princeton, NJ  08540
                  Attn: Director of Video Programming
                  Fax No.:609-734-3791
                  Cc: Corporate Counsel
                  Fax No.: 609-734-3830


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13. CONFIDENTIALITY.

(a) Each party agrees that it and its employees, representatives, independent auditors and agents have maintained and will maintain, in confidence, the terms and conditions, including the existence and duration, of this Agreement; as well as all data, summaries, reports or information of all kinds, whether oral or written, acquired or devised or developed in any manner from the disclosing party's personnel or files, and that they have not and will not reveal the same to any persons not employed by the disclosing party or to any other person not having a need to know except: (i) at the written direction of the disclosing party; (ii) to the extent necessary to comply with a valid law, rule, regulation, order of a court of competent jurisdiction, or requirement of a government agency, in which event the disclosing party shall so notify the other party as promptly as practicable (and, if possible, prior to making any disclosure) and shall seek confidential treatment of such information; (iii) in connection with any arbitration proceeding; (iv) as part of its normal reporting or review procedure to its partners, parent company, its auditors, its attorneys and its investment bankers, and such parent company, auditors, attorneys and investment bankers agree to be bound by the provisions of this Section 13; and
(v) in order to enforce any of its rights pursuant to this Agreement.

(b) Provider acknowledges and agrees that any and all Network Subscribers, including those who receive the Service, shall be deemed customers of Network. Provider further acknowledges and agrees that the names, addresses, profiles or other identifying information of such subscribers ("Subscriber Information") are, as between Network and Provider, the sole and exclusive property of Network. During the Term and at all times thereafter, Provider represents, warrants and covenants that it will treat all Subscriber Information strictly confidential, and will not directly or indirectly disclose any Subscriber Information to any other person (including persons within its organization not having a need to know) or entity or directly or indirectly use, or permit any other person or entity to use, any Subscriber Information for any purpose under any circumstance.

(c) Each party agrees that a breach of these obligations of confidentiality will result in the substantial likelihood of irreparable harm and injury to the other party, for which monetary damages alone would be an inadequate remedy, and which damages are difficult to accurately measure. Accordingly, each party agrees that the other party shall have the right, in addition to any other remedies available, to obtain immediate injunctive relief as well as other equitable relief allowed by the state courts. The foregoing remedy of injunctive relief is agreed to without prejudice to the other party's right to exercise any other rights and remedies it may have at law, in equity or otherwise, including without limitation, the right to terminate this Agreement upon 30 days notice and seek damages or other legal or equitable relief.

14. MISCELLANEOUS.

(a) Attorney Fees. In the event of any suit or action to enforce or interpret this Agreement or any provision thereof, the prevailing party, as evidenced by the entry of a final, non-appealable order by a court of competent jurisdiction, shall be entitled to recover its costs, expenses and reasonable attorney fees, in addition to all other sums allowed by law.

(b) Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, both of the parties hereto and their respective successors and assigns. Provider shall not assign or otherwise transfer this Agreement or any of its rights, duties or obligations hereunder, without the prior written consent of Network. Network shall not assign or otherwise transfer this Agreement, or any of its rights duties or obligations hereunder without the prior written consent of Provider, except that Network may assign its rights and obligations under this Agreement to any third party in connection with any merger, sale of assets or other reorganization or consolidation transaction, provided that the third party to whom the rights will be assigned first agrees in writing to assume the assigning party's obligations under this Agreement. Provider may assign its rights and obligations under this Agreement to any third party in connection with any merger, sale of assets or other reorganization or consolidation transaction, provided that the third party is a public company and has first agreed in writing to assume the assigning party's obligations under this Agreement. Any purported assignment or other transfer that is not in compliance with the provisions of this Section shall be null and void. Any merger, reorganization or consolidation of Provider shall be deemed an assignment requiring consent hereunder.


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

(c) EXCEPT IN THE CASE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT NEITHER PARTY SHALL BE LIABLE FOR ANY EXEMPLARY, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES TO THE OTHER PARTY. IN NO EVENT SHALL ANY PROJECTIONS OR FORECASTS BY EITHER PARTY BE BINDING AS COMMITMENTS OR PROMISES.

(d) Governing Law. This Agreement and all matters or issues collateral thereto shall be governed by the applicable laws of the state of Delaware, without regard to its choice of law provisions.

(e) Force Majeure. Notwithstanding anything to the contrary in this Agreement, neither party shall be liable to the other for failure to fulfill its obligations hereunder if such failure is caused by or arises out of an act of God or other reason beyond the reasonable control of the party whose performance is prevented during the period of such occurrence (a "Force Majeure Event") including, without limitation, technical failure. If the Service is interrupted or discontinued as a result of a Force Majeure Event, Network shall have the right, immediately, to insert programming of its choice in place of the Service until the Service is fully operational again.

(f) Waiver. The failure of either party at any time to enforce any right or remedy available to it under this Agreement or otherwise with respect to any breach or failure by the other party shall not be construed to be a waiver of such right or remedy with respect to any other breach or failure by the other party.

(g) Severability. The parties agree that each provision of this Agreement shall be construed as separable and divisible from every other provision and that the enforceability of any one provision shall not limit the enforceability, in whole or in part, of any other provision hereof. The invalidation or unenforceability of any of the provisions contained in this Agreement shall in no way affect any of the other provisions hereof or the application thereof and the same shall remain in full force and effect. In the event that a court of competent jurisdiction determines that any term or provision herein, or the application thereof to any person, entity, or circumstance, shall to any extent be invalid or unenforceable, it shall be construed by limiting and reducing it so as to be enforceable under then applicable law.

(h) Entire Agreement; Amendment; Captions; and Construction. This Agreement (including any schedule or exhibit hereto) contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes any and all prior or contemporaneous agreements, representations or undertakings between the parties with respect to the subject matter hereof. No waiver, modification or amendment of any of the terms or conditions of this Agreement shall be effective unless memorialized in a writing that has been signed by both parties hereto. The captions used herein are for reference purposes only and shall not be used in the interpretation of this Agreement.

(i) Remedies Cumulative. It is agreed that the rights and remedies herein provided in case of default or breach by either party of this Agreement are cumulative and shall not affect in any manner any other remedies that the other party may have by reason of such default or breach. The exercise of any right or remedy herein provided shall be without prejudice to the right to exercise any other right or remedy provided herein, at law, or in equity.

(j) Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

(k) Escrow Materials. Provider agrees that the entire source code for the Software Application together with all related documentation, as now exists or hereafter becomes available, including but not limited to the then current version(s) of the Software Application being used by Network (the "Escrow Materials") will, at Network's option, be deposited, maintained and updated, at Provider's expense, in escrow pursuant to an Escrow Agreement to be negotiated by the parties. Provider shall deposit the Escrow Materials within fifteen (15) days of Network's written notice to Provider of its election to have the Escrow Materials deposited in the escrow account subject and according to a mutually agreed final Escrow Agreement.

      IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first set forth above.

ZONE4PLAY INC.                            RCN TELECOM SERVICES OF ILLINOIS, LLC

By:   /s/ Andrew T. Panaccione            By:   /s/ Barbara J. Herbs
     ------------------------------            ---------------------
Title:    Director                        Title:  V.P. Video Product Mgmt
         --------------------------              ------------------------
Name: Andrew T. Panaccione                Name: Barbara J. Herbs
     ------------------------------            -----------------
Date:  November 11, 2003                  Date:  06 November 2003
      -----------------------------             -----------------

                                    EXHIBIT A

                       INTERACTIVE APPLICATION PARAMETERS

A.    APPLICATION DEFINITION:

      The Software Application shall be:

      1.    Casino games

            a.    Slots machine

            b.    Video Poker

            c.    Roulette

            d.    Blackjack

            e.    Battle Royale (War)

            f.    Caribbean Poker

      2. Portal provided and updated appropriately with each new game and new phase, any broken links or inactive buttons require approval by Network.

      3. Help files provided and updated with each new game and new phase, any broken links or inactive buttons require approval by Network.

      4.    The Software Application shall be provided in three phases:

            Phase I: Simply One Way Games to be delivered by the 5th of November 2003.

            Phase II: One Way Network Aware Games to be delivered by the 10th of December 2003.

            Phase III: Two Way Multi-player Games to be delivered by the 29th of February 2004.

            Note: the above offering includes development, graphic customization, localization, adaptation, integration and implementation. All above items must go through storyboard approval by Network before full code delivery for Network testing. All games must satisfactorily complete Network testing prior to acceptance. For the purpose of clarification, all testing as further specified hereunder shall be conducted and concluded within 30 days of delivery. All items to be included under Provider's maintenance and support.

B.    PLATFORM DEFINITION:

      Phase I

      1. The platform provided for the initial launch will be customized to NDS HTML Core in an offline version (stand-alone games)

      2.    There will be no use of return path

      3. The player's balance will be saved on the STB as a cookie and will be used for all the games within the portal

      4.    All connections shall be made through the HTTP protocol.

      5. All software integration on Network's NDS Core will be performed by Provider.

      6.    Provider  shall  provide  Network  with  complete  documentation  of
            installation   procedures   and  code  for   Network   to   install.
            Installation shall be performed by Network.

      7. All games must meet functionality approval by Network through; a.) Network testing in NDS iPreview lab environment, b.) Network testing in production test environment, and c.) deployment in production field environment.

      Phase II:

      Upon completion of Phase I, Network shall provide the Provider with required hardware sufficient to support Provider's applications.

      The Provider shall install the Software Application as well as all software required to support the Software Application and be responsible for the servers' maintenance, including backup, monitoring, and installation of all patches and bug fixes. Provider shall be responsible for licensing all third party software used to support the Software Application.

      Servers' hosting shall be done by the Network.

      Network shall provide the Provider with VPN connection to the server as a prerequisite to Phase II.

      On-Line games (on-line versions of all Phase I games).
      All game play is conducted on the Set-top box via http communication with server.
      Includes:
      Download via CAROUSEL
      Log in component - supplies a 4 digit pin code
      On line registration - e-mail & user name
      Start session
      End session - request for end session updates balance
      Leader board

      Phase III

      Tournament Play application (including Tournament Manager Web Tool) for Phase II on-line games.
      Shall include a server based games engine located on Network servers on Network's network.
      Routing by Network and at their responsibility.

      Multiplayer Games shall include:
      Battle RoyaleBingo - a game is held every several minutes.

C.       TECHNICAL CONTACT INFORMATION:

         Contact Name      Mr. Shachar Schalka - CTO
         Phone Number      011 972 3 688 9444
         Pager/Cell Number 011 972 67 717 789
         E-mail Address    shachar@zone4play.com

         Alt. Contact Name Ms. Ira Vinitsky
         Phone Number      011 972 3 68 9444
         Pager/Cell Number 011 972 66 611 532
         E-mail Address    ira@zone4play.com

                                    EXHIBIT B

                                 PRICE SCHEDULE

a.    The initial Retail Price for the Service is suggested to be:

      1.    US$ 4.95 SERVICE FEE PER MONTH FOR RESIDENTIAL SERVICE SUBSCRIBERS

      2. US$ 1.99 SERVICE FEE PER 24 HOURS USAGE OF ANY GAME IN THE PORTAL ("PLAY-PER-DAY")

      3. US$ 1.50 SERVICE FEE PER 50 POINTS ACQUIRED FOR PLAY-PER-POINTS IN ANY GAME IN THE PORTAL ("PLAY-PER-POINTS")

      4.    US$ 13.95 SERVICE FEE PER MONTH FOR COMMERCIAL SERVICE SUBSCRIBERS

b. Until Network shall bill it clients for using the Services mentioned above, Network shall pay to Provider a recurring monthly fee of $0.15 per Service Subscriber ("Pre-registration fee"). Once the above Services shall be billed, Network will charge subscribers as detailed above.

c. In all cases the Service Fee shall be determined by Network, however, in no event shall the monthly Retail Price be less than US$3.00 for Residential Service Subscribers and $10.00 for Commercial Service Subscribers.

d. Upon mutual agreement of the parties on the terms and conditions of the sale of advertising and sponsorships, and subject to section 7 should either party generate revenue from the sale of sponsorship and/or advertising within the Service, each party shall be entitled to 50% of said net revenue.

      THE TERRITORY

      For the purposes of this Agreement, Territory shall mean as follows:

      1. For the initial stage (i.e. pilot stage/launch) Territory shall mean the greater Chicago, IL area including the Village of Skokie.

      2. Subject to the acceptance and completion of all testing to the complete satisfaction of Network, Service shall be made available to Network subscribers in RCN's areas of activity, as agreed upon by the parties.

                                    EXHIBIT C

                             SERVICE LEVEL AGREEMENT

1.    With respect to the availability of the content service:

1.1. During the term and from the commercial launch, the Provider shall ensure that the content service is available for distribution by Network 24 hours each day of the year.

1.2. Provider will ensure that the chosen connection to the site provides a high level of performance.

1.3. Provider is wholly responsible for ensuring that disaster recovery / business continuity plans are in place, regular backups of content data are carried out and offsite secure storage is utilized at all times during the term from the commercial launch.

1.4. Provider is responsible for capacity planning to ensure that its server(s) used for the content service remain able to store and handle data as required in accordance with this Agreement.

1.5. Provider shall ensure integrity of data traffic via its site, including making use of virus checking software that the data traffic is virus free.

2. In the event of a fault, Network will advise Provider in writing, and in emergencies, by telephone, electronic mail or fax in accordance with the provisions of section 5.4.2 of this schedule.

3. Provider shall be reachable by telephone, electronic mail or fax on the days and hours and in the way set forth in section 5.4.2 of this SLA.

4. When a fault is notified by Network to Provider, Provider shall respond and fix the fault in accordance with the provisions of section 5.4.2 of this SLA and shall take all measures, which will or may result, in a solution of the fault. Such measures will be taken without interruption, within and outside of usual working hours and working days.

5. Provider shall at all times during the term provide to Network the following service levels with respect to the content service:-

5.1.  At all  times  during  the Term,  Provider  shall  ensure  that it has and maintains an adequate support organization, equipment and related procedures for logging, monitoring, investigating and resolving Faults during Working Hours, or outside Working Hours in case of High Priority Level, as indicated in Section 5.4.2 of this Schedule.

5.2.  Reporting of Faults by Network and initial response by Provider:

(i) Following initial analysis by Network, all actual and potential Faults identified by Network will be reported to Provider to the appropriate contact defined in Section 5.4.2 of this SLA. The preferred method of communication for the purposes of reporting Faults is by electronic mail to the address shown in Section 5.4.2 of this SLA.

(ii) All relevant information with respect to the reported Fault known by Network will be made available to Provider, including the nature and symptoms of the Fault, the estimated time of occurrence of the Fault, the impact of the Fault on Network's or Network's Affiliates' activities, and the Priority Level as specified in Section 5.4.1 of this SLA.

(iii) Upon receiving a Fault report, an initial response will be made by Provider within the response time indicated in Section 5.4.2 of this SLA, giving a reference for the reported Fault, and requesting any additional information that may reasonably be required.

(iv) Provider shall provide regular progress updates to Network, and shall confirm by electronic mail to Network that any actions to restore the Content Service have been effective.

(v) In the event of a Fault being identified by Provider before receipt of a Fault report from Network, Provider shall notify Network of such occurrence of a Fault within one (1) hour of the occurrence being identified by its own support organization, using the contact for technical assistance.

5.3. SOLUTION BY PROVIDER: Provider shall fix the Faults and restore the Content Service in accordance with Section 5.4.2.

5.4.  PRIORITY LEVELS,  RESPONSE/SOLUTION BY PROVIDER:  For the purposes of this
      Section 5.4, the Priority Levels of Faults shall be defined as follows:

(i) MEDIUM PRIORITY LEVEL (i.e. Faults that affect more important aspects of the quality of the Content Service):

      o     Provider delivers outdated/untimely data (e.g. old scores data); or

      o The Content Service delivered by Provider features minor faults including broken navigational links, poorly formatted text, poor image quality, spelling errors, local language errors.

(ii) HIGH PRIORITY LEVEL (i.e. Faults that materially affect the working of the Content Service):

      o Provider delivers images that do not match the related part of the Content Service; or

      o Provider delivers applications that load significantly slower than the other applications within the Interactive TV Service or on the Cable Networks' TV Platform.

      o The Site is, in total or for a large part, inaccessible by the Subscribers; or

      o Whole pages or a large number of pages or applications of the Content Service are not loading, broken, incoherent or inaccessible.

(iii) URGENT LEVEL (i.e. Faults that affect the working of the Channel, the Cable Networks' TV Platform or the Content Service):

      o the Content Service contains javascripts that cause stack errors resulting in a crash of the STBs;

      o Provider engages in unauthorized use of Open TV extended objects as part of the Content Service build (e.g. conditional access objects, user objects, TV program/channel objects);

      o Provider uses a large number of "windows" as part of the Content Service build (this may result in STBs running out of memory and crashing);

      o     Provider changes,  disables or otherwise interferes with the Channel
            (e.g.   Provider   captures   Network-only  key  strokes  for  other
            purposes); or

      o The Content Service disables, either in part or in full, the Channel or the navigation/browser services on the Cable Networks' TV Platform (outside of the Site).

      The list of events and examples mentioned in this Section 5.4.1 is not exhaustive, but only indicative.

5.4.2.At all times during the Term, Provider shall comply with the following requirements as regards reporting of Faults by Network:

-------------------------------------------------------------------------------------------------------------------------------
REPORTING OF FAULTS
-------------------------------------------------------------------------------------------------------------------------------
Reporting by Network                                                Response by Provider
-------------------------------------------------------------------------------------------------------------------------------
Priority Level:               Contact  Details  of  Provider  for   Response time:
                              Reporting:
                                                                    Medium Priority Levels:
                                                                    Initial response after Fault report by Network:  within two
                                                                    (2) Working Hours.
                              NAME:                                 Time frame between the initial response and  identification
Medium                        Ira Vinitzky                          of the solution to the reported Fault:
                              E-MAIL:
Priority Levels:              ira@zone4play.com                     Medium Priority Level - 2 Working Days
                              TELEPHONE:                            High Priority Level:
                              011 972 3 688 9444
During Working Hours on       FAX:                                  If fault is associated with client side application  (Front
Working Days.                 011 972 3 537 9429                    End)-  Initial  response  after  Fault  report by Network:
                              CELL PHONE #:                         within 2 hours.
                             011 972 54 611 532

                                                                    Time frame  between the  initial  response  and  successful implementation  of the  solution to the  reported  Fault -
                                                                    two (2) hours
                                                                    Entire  process  from  report  by  Network  to  successful implementation to be no more than 4 hours.
                                                                    If fault is associated with server side application (Back
                                                                    End)-
                                                                    Initial  response  after Fault report by Network:  within 2 hours.
                                                                    Time frame  between the  initial  response  and  successful implementation  of the  solution to the  reported  Fault -
                                                                    eight (8) hours
High and Urgent                                                     Entire  process  from  report  by  Network  to  successful implementation to be no more than 10 hours.
Priority Levels:

                                                                    Urgent Priority Level:
24 hours a day, each day of
the year, excluding "Yom                                            If fault is associated with client side application  (Front
Kippur" Holiday in Israel.                                          End)-
                                                                    After Fault  report by Network:  2 hours for both  initial response and identification of and
                                                                    successful  implementation  of solution  to the  reported
                                                                    Fault.
                                                                    If fault is associated with server side  application  (Back
                                                                    End)-

                                                                    Initial  response  after Fault report by Network:  within 2 hours.

                                                                    Time  frame   between  the  initial   response  and   successful
                                                                    implementation  of the solution to the reported  Fault - six (6)
                                                                    hours

                                                                    Entire   process   from   report  by   Network   to   successful
                                                                    implementation to be no more than 8 hours.
------------------------------------------------------------------------------------------------------------------------------------

5.5. The Parties shall allow for regular windows for the maintenance of the Content Service. The total time of such periods shall not exceed 1 hour in any 30 day period.

6. In accordance with the provisions of Clause 11, Network may, at any time, at its sole option and without being liable in any way to the Provider, remove the link to the Site from the Channel (or any other menu system) in the event that, in Network's opinion, such removal would be the most appropriate way:

(i) to ensure or restore the integrity or proper working of the Content Service, the Channel or the Cable Networks' TV Platform or any part thereof or any other service on the Cable Networks' TV Platform; or

(ii)  To avoid an overload of the relevant  customer  service(s) or helpdesk(s);
      or

(iii) to protect its commercial reputation towards the Subscribers (such as avoiding or trying to limit complaints from Subscribers or in the event that Provider fails to comply with the provisions of Sections 1 to (and including) 5 of this Schedule and that such failure, in Network's reasonable opinion, affects the quality of the Content Service).

7. Provider must not bring any material changes to the Content Service which has not been tested beforehand by Network. This testing process shall not apply to changes provided in the feeds-based templates which are provided by Network as part of the Content Creation Kit (or updates thereof) and which have already been tested by Network. This testing process will need to be carried out with respect to any of the following changes:

(i)   Implementation of any new design elements, including all graphics;

(ii)  Any change to the Site's functionality or site structure;

(iii) Any additional piece of functionality added to the Site; or

(iv)  Any  change  to  the  method  of  content   delivery  to  the  Site  (e.g.
      implementation of a new Content Management System or upgrades or changes to the core functionality of the Content Management System).